November 30, 2012

Jeff Gentry
2150 South 1300 East, Suite 350
Salt Lake City, UT 84106

RE: Notice of Termination of Consulting Agreement

Jeff,

Pursuant to Section 6 of the Consulting Agreement (the “Agreement”) dated March 31, 2012, between Peak Minerals Inc. (the “Company”) and Jeff Gentry, we hereby provide thirty (30) days’ notice to terminate the Agreement.  Enclosed, please find your final payment of $7,500 for December 2012 services.

Thank you,

/s/ Lance D’Ambrosio
Lance D’Ambrosio
Peak Minerals Inc.